SunAmerica Equity Funds
SHAREHOLDER INFORMATION (unaudited)

Supplemental Proxy Information: A Special Meeting of the Shareholders of the SunAmerica Equity Funds was held on December 30, 1998. Each of the applicable Funds voted in favor of adopting the following proposals, therefore, the results are aggregated for the Funds unless otherwise specified.

1.Election of  Directors:
                                Votes in                  Votes
                                Favor of                Abstained
S. James Coppersmith           29,354,252              1,628,156
Samuel M. Eisenstat            29,362,022              1,620,386
Stephen J. Gutman              29,371,506              1,610,902
Peter A. Harbeck               29,372,383              1,610,025
Sebastiano Sterpa              29.375.385              1,607,023

2.To approve a new investment advisory and management agreement between SunAmerica Equity Funds on behalf of each separate investment portfolio thereof, and SunAmerica Asset Management Corp. ("SAAMCo") the terms of which are identical in all material respects to the existing investment advisory and management agreement.

Votes in           Votes                Votes
Favor of          Against             Abstained
28,785,418         419,802              1,777,181

3.To approve changing the fundamental investment restriction relating to :
(a) short sales of securities;

Votes in          Votes              Votes
Favor of         Against            Abstained
22,508,411       1,299,359           2,119,152

  (b) the ability to engage in borrowing transactions; and

Votes in          Votes               Votes
Favor of         Against            Abstained
22,417,405       1,357,442           2,152,079

  (c) the ability to engage in lending transactions.

Votes in           Votes              Votes
Favor of          Against           Abstained
22,619,147         1,227,284         2,080,492

4.     To ratify the selection of independent accountants.

Votes in            Votes              Votes
Favor of           Against           Abstained
28,815,529          372,842           1,794,030